As filed with the Securities and Exchange Commission on August 10, 2026

Registration No. 333-292175

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Damora Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	37-1957007
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

221 Crescent Street

Building 23, Suite 105

Waltham, MA 02453

(781) 281-9020

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Walkers (Cayman) LLP

190 Elgin Avenue

George Town, Grand Cayman

KY1-9008, Cayman Islands

+1 (345) 949-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan A. Murr

Branden C. Berns

Melanie E. Neary

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111

(415) 393-8373

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I. D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3 (Registration No. 333-292175) (the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Damora Therapeutics, Inc., a Cayman Islands exempted company (“Damora Cayman”), as the successor to Damora Therapeutics, Inc. (formerly known as Galecto, Inc.), a corporation formed under the laws of the State of Delaware (“Damora Delaware”). The Registration Statement was filed with the Securities and Exchange Commission (the “Commission”) on December 16, 2025 and declared effective on December 23, 2025.

On July 16, 2026, Damora Delaware changed its jurisdiction of incorporation from the State of Delaware to the Cayman Islands, as described further below (the “Redomestication”). Damora Cayman expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of this Amendment and the Registration Statement, references to the “Company,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Redomestication, Damora Delaware, and, as of any time after the Redomestication, Damora Cayman. The information contained in this Amendment sets forth additional information to reflect the Redomestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Redomestication will not reflect the change in our jurisdiction of incorporation or capital structure.

The Redomestication was effected in the manner described in the section titled “Proposal No. 3 – Approval of the Redomestication of the Company” in Damora’s definitive proxy statement filed with the Commission on December 31, 2025 (the “Proxy Statement”). In the Redomestication, Damora Delaware discontinued its existence as a corporation under Section 266 of the Delaware General Corporation Law (the “DGCL”) and, pursuant to Part 12 of the Companies Act, as amended, of the Cayman Islands (the “Companies Act”), continued its existence as a Cayman Islands exempted company limited by shares. The business, assets and liabilities of the Company, as well as its principal place of business and fiscal year, were the same immediately after the Redomestication as they were immediately prior to the Redomestication. In addition, the directors and executive officers of the Company immediately after the Redomestication were the same individuals who were directors and executive officers, respectively, of Damora Delaware immediately prior to the Redomestication.

As a result of and upon the effective time of the Redomestication, among other things, (i) each share of common stock, par value $0.00001 per share, of Damora Delaware (the “Damora Delaware Common Stock”) issued and outstanding immediately prior to the Redomestication converted, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable ordinary share, par value $0.00001 per share, of Damora Cayman (a “Damora Cayman Ordinary Share”), (ii) each share of Series A Non-Voting Convertible Preferred Stock, par value $0.00001 per share, of Damora Delaware issued and outstanding immediately prior to the Redomestication converted, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable Series A Non-Voting Convertible Preferred Share, par value $0.00001 per share, of Damora Cayman, (iii) each share of Series B Non-Voting Convertible Preferred Stock, par value $0.00001 per share, of Damora Delaware issued and outstanding immediately prior to the Redomestication converted, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable Series B Non-Voting Convertible Preferred Share, par value $0.00001 per share, of Damora Cayman, (iv) each share of Series C Non-Voting Convertible Preferred Stock, par value $0.00001 per share, of Damora Delaware issued and outstanding immediately prior to the Redomestication converted, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable Series C Non-Voting Convertible Preferred Share, par value $0.00001 per share, of Damora Cayman, (v) each option to purchase Damora Delaware Common Stock issued and outstanding immediately prior to the Redomestication converted, on a one-for-one basis, into a duly authorized and validly issued option to purchase Damora Cayman Ordinary Shares, (vi) each restricted stock unit of Damora Delaware issued and outstanding immediately prior to the Redomestication converted, on a one-for-one basis, into a duly authorized and validly issued restricted stock unit of Damora Cayman, and (vii) each warrant to purchase shares of Damora Delaware Common Stock issued and outstanding immediately prior to the Redomestication converted, on a one-for-one basis, into a duly authorized and validly issued warrant to purchase Damora Cayman Ordinary Shares.

The rights of holders of Damora Cayman Ordinary Shares are now governed by Damora Cayman’s memorandum and articles of association (the “Cayman Articles”) and Cayman Islands law, which are described in the section of the Proxy Statement titled “Proposal No. 3 – Approval of the Redomestication of the Company”.

The registration fees were paid at the time of filing of the Registration Statement. Because no additional securities are being registered, no further registration fee is required.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The information set forth in this item is incorporated by reference from Item 14 of the Company’s Registration Statement on Form S-3 (Registration No. 333-292175), which was filed with the Commission on December 16, 2025 and declared effective on December 23, 2025.

Item 15. Indemnification of Directors and Officers.

In most cases, under Cayman Islands law, the Company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the Company’s directors or officers usually may not be brought by a shareholder. In principle, a shareholder does not have a direct right of action against directors of the Company. However, based on Cayman Islands authorities and English authorities (which will be of persuasive authority in the Cayman Islands), there are exceptions to the foregoing principle such that a shareholder may be entitled to bring a derivative action on behalf of the Company, but only in limited circumstances, including but not limited to: the Company acts or proposes to act illegally or ultra vires; the act complained of (although not ultra vires) could be affected if duly authorized by a special resolution that has not been obtained; and those who control the Company are perpetuating a “fraud on the minority”. A shareholder may have a direct right of action against the Company where the individual rights of that shareholder have been or will be infringed. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions.

Cayman Islands law does not specifically restrict a Cayman Islands exempted company from exculpating its directors or officers from liability for negligence or a breach of duty, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to limit liability against willful default, willful neglect, actual fraud or the consequences of committing a crime. The Cayman Articles provide for indemnification for every director and officer of Damora Cayman.

Cayman Islands law does not restrict the authority of a Cayman Islands exempted company to advance expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, but there is no statutory provision expressly requiring or governing advancement of expenses. Instead, the ability to advance expenses is typically addressed in a Cayman Islands exempted company’s articles of association. The Cayman Articles provide for expense advancement provisions for indemnified persons.

Damora Cayman has entered into indemnification agreements with each of its directors and executive officers that obligate us to indemnify, hold harmless, exonerate, and to advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of Damora Cayman or its subsidiaries.

The Cayman Articles also provide that Damora Cayman may maintain insurance to protect a director or an officer against liability. Damora Cayman has obtained insurance that covers certain liabilities of its directors and officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, the Cayman Articles, any agreement, any vote of shareholders or disinterested directors or otherwise.

Damora Cayman’s indemnification obligations may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Damora Cayman’s officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Damora Cayman pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit	Description

2.1	Plan of Conversion (incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K (File No. 001-39655) filed with the SEC on July 20, 2026).

3.1	Cayman Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K (File No. 001-39655) filed with the SEC on July 20, 2026).

3.2	Cayman Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Shares, effective July 16, 2026 (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K (File No. 001-39655) filed with the SEC on July 20, 2026).

3.3	Cayman Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Shares, effective July 16, 2026 (incorporated by reference to Exhibit 3.3 to Registrant’s Current Report on Form 8-K (File No. 001-39655) filed with the SEC on July 20, 2026).

3.4	Cayman Certificate of Designation of Preferences, Rights and Limitations of Series C Non-Voting Convertible Preferred Shares, effective July 16, 2026 (incorporated by reference to Exhibit 3.4 to Registrant’s Current Report on Form 8-K (File No. 001-39655) filed with the SEC on July 20, 2026).

4.1	Form of Registration Rights Agreement, by and among the Registrant and certain investors signatory thereto (incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K (File No. 001-39655) filed with the SEC on November 10, 2025).

5.1	Opinion of Walkers (Cayman) LLP.

10.1	Form of Indemnification Agreement for directors and officers (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K (File No. 001-39655) filed with the SEC on July 20, 2026).

23.1	Consent of Walkers (Cayman) LLP (included in Exhibit 5.1).

23.2	Consent of EY Godkendt Revisionspartnerselskab, independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page to the registration statement).

107	Filing Fee Table (incorporated by reference to Exhibit 107 to Registrant’s Registration Statement on Form S-3 (File No. 333-292175) filed with the SEC on December 16, 2025).

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Filing Fee Table” in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i),(ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on August 10, 2026.

Damora Therapeutics, Inc.

By:	/s/ Jennifer Jarrett
Jennifer Jarrett
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jennifer Jarrett and Brian Burkavage, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and generally to do all such things in his or her name and behalf in his or her capacity as officers and directors to enable Damora Therapeutics, Inc. to comply with the provisions of the Securities Act and all requirements of the SEC, granting unto said attorneys-in-fact, proxies and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jennifer Jarrett Jennifer Jarrett	President, Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2026

/s/ Brian Burkavage Brian Burkavage	Senior Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	August 10, 2026

/s/ Peter Harwin Peter Harwin	Chairman of the Board	August 10, 2026

/s/ Julianne Bruno Julianne Bruno	Director	August 10, 2026

/s/ Christopher Cain, Ph.D. Christopher Cain, Ph.D.	Director	August 10, 2026

Signature	Title	Date

/s/ Michael Landsittel Michael Landsittel	Director	August 10, 2026

/s/ Cameron Turtle, D.Phil. Cameron Turtle, D.Phil.	Director	August 10, 2026

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Damora Therapeutics, Inc., in Waltham, Massachusetts, on August 10, 2026.

Damora Therapeutics, Inc.

By:	/s/ Brian Burkavage
Brian Burkavage
Senior Vice President, Finance